                                                                                        EXHIBIT 11
                                      KOLLMORGEN CORPORATION AND SUBSIDIARIES

                                        CALCULATIONS OF EARNINGS PER SHARE
                                 (Dollars in thousands, except per share amounts)

                                                             Year Ended December 31

                                        1994        1993         1992        1991         1990
Net income (loss)                 $     4,051 $     4,752  $    (8,725)$   (35,938) $    18,446
Less preferred stock dividends
  and accretion of discount            (2,328)     (2,328)      (2,330)     (2,325)      (1,773)
                                   ----------- -----------  ----------- -----------  -----------
Earnings applicable to common stock     1,723       2,424      (11,055)    (38,263)      16,673
                                   ----------- -----------  ----------- -----------  -----------


Number of shares:
    Weighted average number of
       shares outstanding           9,641,698   9,632,232    9,627,228   9,628,122   10,434,429
    Shares issuable on assumed
       exercise of dilutive options        --         --           --          --         4,884
                                   -----------------------  ----------- -----------  -----------

Adjusted shares                     9,641,698   9,632,232    9,627,228   9,628,122   10,439,313
                                   =========== ===========  =========== ===========  ===========

Earnings (loss) per share            $  .18      $  .25       $(1.14)     $(3.97)      $ 1.60
                                   =========== ===========  =========== ===========  ===========
